Item 77C

Scudder Massachusetts Tax-Free Fund, a series of SCUDDER STATE TAX FREE TRUST

The Proxy Statement on Schedule 14A for Scudder Massachusetts Tax-Free Fund, a series of Scudder State Tax-Free Trust (File No. 2-84021), is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on February 22, 2002.